Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163704

PROSPECTUS SUPPLEMENT NO. 5

(To prospectus dated January 26, 2010,

as supplemented by Supplement No. 1, dated May 27, 2010,

as supplemented by Supplement No. 2, dated June 24, 2010,

as supplemented by Supplement No. 3, dated August 11, 2010,

as supplemented by Supplement No. 4, dated August 17, 2010)

119,512,556 Ordinary Shares

AMARIN CORPORATION PLC

This prospectus supplement no. 5 (this “Supplement”) supplements and amends the prospectus dated January 26, 2010 (as amended by prospectus supplement no. 1, dated May 27, 2010, by prospectus supplement no. 2, dated June 24, 2010, by prospectus supplement no. 3, dated August 11, 2010, and by prospectus supplement no. 4, dated August 17, 2010 as so amended and supplemented, the “Prospectus”), which relates to the sale of up to 119,512,556 of our ordinary shares, par value £0.50 per share (“Ordinary Shares”), each represented by one American Depositary Share (“ADS”), of Amarin Corporation plc, by the selling shareholders named in the Prospectus or their transferees, pledgees, donees or other successors in interest. This Supplement does not relate to our issuance of additional Ordinary Shares or ADSs beyond the 119,512,556 originally covered by the Prospectus.

This Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this Supplement. This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

Our ADSs are listed on the NASDAQ Capital Market, the principal trading market for our securities, under the symbol “AMRN.”

INVESTING IN THE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FILED ON JANUARY 26, 2010 AND ON PAGE 4 OF OUR ANNUAL REPORT ON FORM 20-F INCLUDED IN THE ABOVE-REFERENCED PROSPECTUS SUPPLEMENT NO. 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES. BEFORE BUYING THESE SECURITIES, YOU SHOULD READ AND CONSIDER THE INFORMATION THAT AMARIN CORPORATION PLC FILES WITH THE SECURITIES AND EXCHANGE COMMISSION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 5 is September 21, 2010.

AMARIN CORPORATION PLC

On September 13, 2010, PricewaterhouseCoopers (“PwC”) resigned as the independent registered public accounting firm for Amarin Corporation plc (“Amarin”). There were no disagreements between Amarin and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in connection with its reports on Amarin’s financial statements for such years. Effective upon PwC’s resignation, upon the recommendation of Amarin’s audit committee and the authorization and approval of its board of directors, Amarin engaged Deloitte & Touche LLP as its new independent registered public accounting firm.